CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Capital Bancorp, Inc. of our report dated March 30, 2018, (except for the Stock Split as described in Note 1 and Note 21, for which the date is August 17, 2018), relating to the consolidated financial statements of Capital Bancorp, Inc. and Subsidiaries as of December 31, 2017, 2016, and 2015, and for the years then ended, appearing in the Registration Statement on Form S-1, as amended (Registration Statement No. 333-227172) and the related prospectus of Capital Bancorp, Inc.

/s/ Elliott Davis, LLC

Columbia, South Carolina
November 21, 2018